UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: May 7, 2013

(Date of earliest event reported)

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17750 S.E. 6th Way

Vancouver, Washington 98683

(Address of principal executive offices and zip code)

(360) 859-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAUTILUS, INC.

FORM 8-K

Item 1.01	Entry into a Material Definitive Agreement

On May 9, 2013, Nautilus, Inc. (the “Company”) entered into a Program Agreement (the “Agreement”) with Genesis Bankcard Services, Inc. (“Genesis”). Pursuant to the Agreement, Genesis will offer credit to consumers seeking to purchase the Company’s products. Financing would be offered under the Genesis program to qualified borrowers in the United States whose credit applications have been declined by the Company’s primary consumer finance provider.

Genesis will arrange for consumer loans approved under the program to be funded by an affiliate of Genesis, or by third-party lending institutions. Genesis will also provide certain marketing, credit screening, underwriting and account administration services in respect of credit accounts established under the program. In connection with each loan, Genesis remits the financed portion of the product’s purchase price to the Company, net of applicable discounts specified in the Agreement.

The Agreement is effective until May 9, 2016, and will be automatically renewed for successive one-year terms unless the contract is terminated by either party upon not less than ninety (90) days prior written notice; provided, however, that after the first anniversary of the offering of consumer financing arrangements under the Agreement, either party may terminate the Agreement for convenience upon ninety (90) days prior written notice.

Item 1.02	Termination of a Material Definitive Agreement

By letter dated May 7, 2013 the Company terminated its Receivables Purchase Agreement (the “Monterey Agreement”) with Monterey Financial Services, Inc. (“Monterey”), effective June 7, 2013. Monterey provided consumer credit to prospective purchasers of the Company’s products whose credit applications had been denied by the Company’s primary consumer finance provider. The Company will offer similar consumer financing opportunities to prospective customers under the Genesis program described in Item 1.01 above.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC.
(Registrant)

May 10, 2013	By:	/s/ Wayne M. Bolio
(Date)		Wayne M. Bolio Senior Vice President, Law and General Counsel

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